Exhibit 10.01

Amendment One to the Under Armour, Inc.

Amended and Restated 2005 Omnibus Long-Term Incentive Plan

The plan is hereby amended as follows effective as of February 16, 2012:

1. By adding the following new Section 17:

“17.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

17.1.	Performance Awards.

“Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 17.3) over a performance period established by the Committee in its discretion.

17.2.	Performance Conditions.

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to adjust the amounts payable under any Award subject to performance conditions, except as limited under Sections 17.3 hereof in the case of a Performance Award intended to qualify under Code Section 162(m).

17.3.	Performance Awards Qualifying as Performance-Based Compensation.

If and to the extent that the Committee determines that an Award to be granted to a Grantee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established, objective performance goals and other terms set forth in this Section 17.3.

17.3.1.	Performance Goals Generally.

The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 17.3. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

17.3.2.	Business Criteria.

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, a Standard & Poor’s stock index; (3) net revenues; (4) net income; (5) earnings per share; (6) income from operations; (7) operating margin; (8) gross profit; (9) gross margin; (10) pretax earnings; (11) earnings before interest expense, taxes, depreciation and amortization; (12) return on equity; (13) return on capital; (14) return on investment; (15) return on assets; (16) working capital; (17) free cash flow; and (18) ratio of debt to stockholders’ equity.

17.3.3.	Timing for Establishing Performance Goals.

Performance goals shall be established in writing by the Committee not later than 90 days after the beginning of any performance period applicable to such Performance Awards, provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal and provided that it is established at or before 25 percent of the performance period has elapsed, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

17.3.4.	Settlement of Performance Awards; Other Terms.

Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce (but not increase) the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

17.3.5.	Committee Certification.

The Committee must certify in writing prior to payment of, or other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, the related compensation that the performance goals and any other material terms were in fact satisfied. Approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

17.3.6.	Annual Share Limits.

Section 4 sets forth the maximum number of shares of Stock with respect to which Options or Stock Appreciation Rights may be granted pursuant to the Plan in any calendar year to any one Service Provider. Subject to adjustment as provided in Section 15 hereof, the maximum number of shares of Stock that may be granted to any one Service Provider under a Performance Award, other than an Option or Stock Appreciation Right, in any calendar year shall be 500,000.

17.4.	Written Determinations.

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards, and the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

17.5.	Status of Section 17.3 Awards Under Code Section 162(m).

It is the intent of the Company that Performance Awards under Section 17.3 hereof shall constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Section 17.3 and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Performance Awards, the Committee may make any adjustments to the process described in Section 17.3 it deems appropriate.”

2. Except as hereinabove amended and modified, the plan shall remain in full force and effect.

3